Exhibit 10.3

Schedule

IBM Managed Resiliency Services — managed continuity

Customer Name and Address: EXA Corporation 55 Network Drive Burlington MA 01803 Customer Telephone: 718-564-0200 Customer Point of Contact: Mark Casella	Agreement Number: HW67293 SOW Number: Customer Number: 2894028 Enterprise Number:

Services Site Address: 365 Randolphville Road Piscataway, NJ 08854	Contract Period: Contract Period Start Date: 02/12/11 Contract Period End Date: 03/31/16 Revised Schedule: No Renewal Schedule: No Schedule Effective Date: 02/12/2011

1.	Charges

Services One-Time Charge:	$	*	*
Services Total Quarterly Charge:

• 02/12/11 through 03/31/11	$	*	*
• 04/01/11 through 03/31/12	$	*	*
• 04/01/12 through 03/31/13	$	*	*
• 04/01/13 through 03/31/14	$	*	*
• 04/01/14 through 03/31/15	$	*	*
• 04/01/15 through 03/31/16	$	*	*

Services Allocation: (included in the Services Total Quarterly Charge) $** per quarter

You may select from the list of available “Support Services” detailed in Exhibit A to this Schedule, the Support Services you request IBM to perform via the Services Request Tool.

IBM will debit from your Services Allocation the corresponding charge for each Support Service you select via the Services Request Tool. You will be invoiced monthly for the additional charges for Support Services you request which exceed the Services Allocation.

**	This material was omitted pursuant to a request for confidential treatment and was separately filed with the SEC on August 3, 2011.

2.	Data Center Space Specification

2.1	Data Center Space Description

The Data Center Space description is a follows:

Item	Description

Data Center Space Infrastructure	Total power capacity	1,125 kW
	Total cooling capacity	5,040,000 BTU (1,480 kW)
	Utility power feeds	2
	Network entry points	2
	Floor loading	250 lbs/sq. ft.
	Generator fuel supply	6,000 gal

Data Center Space		Redundancy Level

Redundancy	Emergency generator	Normal (“N”)+1
	Main switchgear	N+1
	Uninterruptible power supply	N+N
	Power distribution units	N+N
	Remote power panels	N+N
	Cooling pump gear	N+N
	CRAC units	N+N

Access Doors	Entry doors to Data Center Space from IBM command center reception area.

Security	IBM-provided security access card terminal at the access doors to the Data Center Space, supported by IBM-provided and managed card key access system with biometric reader.

Video Monitoring & Recording	Surveillance Camera positioned at the access doors into the Data Center space and the cage door to the IBM MDF cage. Recording 24 hours per day, 7 days per week.

Data Center Power	Data Center power provided as described in the SOW section Power Provision Service Levels.

Data Center Temperature and Humidity	IBM will provide heating, ventilating and air conditioning within the Data Center Space as described in the SOW Temperature and Humidity service levels.

Fire Detection	Under floor and ceiling smoke detection

Water Detection	Under floor leak detection

Fire Suppression	Dry pipe, pre-action sprinkler system

Secure Holding Space	Secure holding area for temporary storage of customer provided equipment within the Data Center that is only accessible to IBM personnel. Customer is responsible for scheduling items to be held and removed within 30 days.

Command Center	Command Center to be staffed 24 hours a day, 7 days a week

Work area seats	Shared work area seats include a desk, chair, phone set with toll restricted voice service and internet access. Shared work area seats are available on a first come first serviced basis.

Data Center Security Access	IBM security access cards or visitor badges to be provided to Customer for use by authorized Customer personnel requiring access during normal use.

2.2	Customer Space Description

The initial Customer Space description is as follows: (Available from 04/01/2011 to 03/31/2016)

Item	Description

Customer Space	Space to support six (6) Customer-provided standard 19” cabinets (within a steel mesh cage on a raised floor). The Data Center Space has a 36” raised floor with maximum floor loading of 250 lbs per square foot. Steel mesh cage will be installed by 05/01/2011.

Access Doors	Entry to Customer Space through Data Center Space.

Security	IBM-provided security mechanical cipher lock at door to the Customer Space cage.

Customer Space Power	Total of eighty (80) kilowatts of protected power

Electrical Circuits	Six (6) pair of electrical circuits (from primary and secondary PDUs for redundancy), for a total of twelve (12) 60AMP, IEC309, 250v 3 pole. circuits with twelve (12) HBL 460R9W receptacles.

Patch Panels	IBM provided patch panels sufficient for the installed cabling as determined by IBM

Cabinets	Six (6) Customer-provided standard 19” computer cabinets.

Inter Cabinet/Rack Data Cabling	Customer provided inter-cabinet cabling

Patch Cables	Customer provided patch cabling

Tile Cuts	Tile cuts with seals (for cabling).

Circuit Extension Cabling

Two (2)-port SC fiber patch panel with four (4)-strand single-mode fiber cabling from IBM MDF to two (2)-port SC fiber patch panel at Customer Space cabinet for circuit extensions.

IBM will extend the circuit to the IBM MDF within the Data Center Space via IBM’s cabling transport distribution system.

Analog line	None

Infrastructure Monitoring	Continuous monitoring of the environmental performance using Building Management Systems (BMS) and Electrical Management Systems (EMS) for all installed power and cooling.

3.	Support Services

3.1	Scheduled Support Services

The initial Scheduled Support Services are detailed below. You may select additional Support Services from Exhibit A to this Schedule that you request IBM to perform during the Contract Period. If applicable, IBM will debit from your Services Allocation the corresponding charge for each Support Service.

Item	Description

None

3.2	Reporting Services

Item	Description

Support Services Reporting	IBM will provide a monthly report that summarizes the service requests , the service hours used to complete the requests, and the net remaining Services Allocation (if applicable).

Data Center Monitoring	IBM will report monthly on any power, temperature or humidity out-of-spec events, if any.

Power Load	IBM will report monthly on the power load of your IT and network equipment.

Branch circuit Monitoring	IBM will report monthly on the observed load of each branch circuit installed to your cabinets and network equipment, and any potential exposures that we observe.

Metered Power Usage	IBM will report monthly on the actual metered power usage to your IT and network equipment.

4.	Facility Specification

4.1	Facility Services

The initial facility specifications are as follows:

Item	Description

Water/Lavatory	Hot and cold water for lavatory and drinking purposes at the Services Site commonly accessible to all Customers.

Janitorial	Janitorial services appropriate to maintain a clean working environment based on anticipated and normal business use. Additional cleaning if required can be obtained through the Services Request Tool.

Common Space Maintenance	Cleaning and maintenance of all interior and exterior common areas (including bathroom facilities), and removal of snow and ice from the parking areas.

Parking	Non-reserved parking spaces available on-site.

Security Access Cards	A total allocation of five (5) building security access cards to be provided to Customer at the turnover date (subject to Customer following card access procedures for use by authorized Customer personnel requiring unescorted access.

Network Room	Point of presence (PoP) room security is controlled by access card terminal with biometric reader.

5.	IBM-Provided Network Circuits Specification

5.1	IBM-Provided Network Circuits

Item	Qty	Demarcation	Description

None

5.2	Optional Internet Access (Yes X No ☐)

5.2.1	IBM-Provided Internet-Access Specifications

Item	Bandwidth	Demarcation	Description

Internet Access	100 Mbps	Piscataway, NJ	Dedicated unprotected Internet access distributed from a shared IBM Internet service, presented via an Ethernet RJ45 interface. A single Internet routable IP address is provided.

5.2.2	Customer-Provided IP Addresses.

Quantity	Range

None

6.	Customer-Provided Circuits and Equipment Specification

6.1	Customer-Provided Network Circuits

Item	Qty	Demarcation	Description

None

6.2	Customer-Provided Equipment

Item	Qty	Description

Server	180	X3550 M3 R2

Server	4	X3650 M3

Server	3	X3620 M3

Storage	2	DS3512

Item	Qty	Description

Switch	1	G8124 Rack Switch

Switch	6	G8000 Rack Switch

Switch	6	Mellanox 1S5030 36-port QDR

Console	1	2x8 Console manager

Console	2	1U 17in Console Kit

Cabinet	6	e1350 42U rack Cabinet

Workstation	3	Lenovo C20x with rack kit

Firewall	1	Cisco ASA 5520

IBM agrees to provide the Services, as detailed in this Schedule and its Exhibit, provided you accept this Schedule without modification by signing in the space provided below on or before February 11, 2011.

By signing this Schedule by hand or where recognized by law, electronically, Customer confirms that Customer has read and accepts, without modification, the terms of this Schedule, as well as the Agreement and the SOW identified herein. All such documents are incorporated by reference into this Schedule. If there is a conflict among the terms in the various documents then, 1) the terms of the SOW prevail over those of the Agreement, and 2) the terms of this Schedule prevail over those of the SOW and the Agreement.

This Schedule, the SOW and the Agreement are the complete agreement between Customer and IBM regarding the Services, and replace any prior oral or written communications between Customer and IBM. Accordingly, in entering into this Schedule, neither party is relying upon any representation that is not specified in this Schedule including without limitation, any representations concerning 1) estimated completion dates, hours, or charges to provide any Service; 2) the experiences of other customers; or 3) results or savings Customer may achieve.

	Agreed to:		Agreed to:

	EXA Corporation		International Business Machine Corporation

By:	/s/ Edmond L. Furlong	By:	/s/ Kevin Paulsen
	Authorized Signature		Authorized Signature

	Name (type or print): Edmond L. Furlong		Name (type or print): /s/ Kevin Paulsen

	Date: 2/11/11		Date: 2/11/11

	Customer identification number: 2894028		Agreement number: HW67293

	Customer address:		IBM address:

	55 Network Drive Burlington, MA 01803		IBM Corporation BCRS Contract Operations P.O. Box 700 Suffern, NY 10901-0700

Exhibit A

The purpose of this Exhibit A is to provide the Customer with a list of Support Services available for selection via the Services Request Tool to be performed by IBM within the Customer Space as described in this Schedule and the SOW.

Proximity Services

Item	Description	Rate per Hour
100.00	Provide smart hands support:
100.10	Typing commands under Customer direction or per Customer provided scripts	*	*
100.20	Pressing buttons under Customer direction	*	*
100.30	Power cycling, shut down and restarts of infrastructures and check and reseat power supplies,	*	*
100.40	Replacing hardware components with spares. The Customer is responsible for providing such spare materials/parts.	*	*
100.50

Assist Customer with testing carrier circuits/network troubleshooting under the Customer’s direction.

Customer must provide required information, scripts, resources, tools and licenses in order that the work may be performed as requested.

The Customer is responsible for providing any spare materials/parts.

		*	*
100.60

Assist Customer with LAN troubleshooting under Customer direction.

Customer must also provide required information, scripts, resources, tools and licenses in order that the work may be performed as requested.

The Customer is responsible for providing any spare materials/parts.

		*	*
100.70

Assist Customer with WAN troubleshooting under Customer direction.

Customer must provide required information, scripts, resources, tools and licenses in order that the work may be performed as requested.

The Customer is responsible for providing any spare materials/parts.

		*	*
110.00	Perform visual verifications
110.10

Visual verifications: indicator light monitoring, cable inspection, perform visual check of power, NIC and fan.

Assist Customer and their vendors by performing visual checks on equipment and reporting findings. Customer must provide required information in order that the work may be performed as requested.

		*	*
120.00	Data Center Space Management
120.10

Perform Data Center Space management review.

Provide plans as requested by the Customer for the modification or expansion of the Customer Space, or information the Customer requests to help facilitate communications with their third party vendors. The plan will include the outer perimeter of the Customer Space, standard cabinet rows with intake and exhaust orientation (hot/cold aisles), signage and floor grid scheme within the Customer Space, perimeter caging of other spaces, freestanding power and cooling devices, entrances, exits and ramps. The work performed in this Data Center Space Management does not include the interior of the cabinet/rack and the floor plan with elevation plans or outlet schedules. These additional services are available in Rack Services, Section 400.

		*	*

**	This material was omitted pursuant to a request for confidential treatment and was separately filed with the SEC on August 3, 2011.

130.00	Security Audit Support
130.10

Secured access audit. IBM will provide an audit of-sign-in sheets and CCTV recordings at the specific request of the Customer for a specific cause. The information provided will include only the activity records of personnel affiliated with the Customer making the request. Identities of all others will be withheld. Customer will provide time periods under review and nature of concern, if any.

Release of information is subject to approval by IBM in accordance with corporate security standards and other guidelines as applicable.

		*	*
130.20

Provide support to Customer’s third party auditor or inspector.

IBM will provide reasonable assistance to a third party a Customer identifies in writing as authorized to conduct an audit or inspection on its behalf. A minimum of 10 business days advance notice is required for attendance at meetings or conferences and for the actual scheduling of the audit. A Customer representative must accompany the auditor or inspector at all times while at the Services Site. Release of information is subject to approval by IBM in accordance with corporate security standards and other guidelines as applicable.

		*	*
140.00	WAN cross connections
140.10

WAN cross connections within Customer Space.

Installation of cross-connections from the MDF space to the cabinet/rack specified within the Customer Space provided there is available capacity within the base cabling infrastructure transport system to facilitate the cross-connection. This activity includes the installation of the Customer-provided patch cables, labeling the connection within the Customer Space, connecting the cable according to Customer instructions and assisting the Customer with testing and validating the connection. The Customer must identify the specific locations for the installation of the cross connections, provide any specialty equipment or specialist installation tools, provide all the required patch cables and labeling materials and instructions, and validate that the Customer’s change management requirements have been met. The Customer is responsible for providing all materials.

		*	*
150.00	Validation and escort services
150.10	Sign-in and escort temporary access personnel or visitors who do not have permanent access privileges granted to Customer Space, or provide escort for service vendors. Escort and remain with such personnel within the Customer Space. This activity is complete when visitors have left the Services Site, and the Service Request record has been updated with the work summary and marked as ‘closed’.	*	*
160.00	Receiving, shipping, storage and notifications
161.00	Receiving deliveries of equipment and materials on behalf of the Customer at the Services Site. All deliveries must be specified and marked as ‘Inside Delivery’ or they may be rejected. Elapsed chargeable time for this activity will include time to breakdown and dispose of pallets and packaging material. This activity is complete when the equipment/materials have been received and secured in the designated Customer Space or storage location, packing materials are disposed of and the service request record is updated with the work summary and is marked as ‘closed’.

**	This material was omitted pursuant to a request for confidential treatment and was separately filed with the SEC on August 3, 2011.

161.10	Deliveries weighing less than 40 lbs	*	*
161.20	Deliveries weighing more than 40 lbs or for which the weight is unknown	*	*
162.00	Shipping of equipment and materials from the Services Site as requested by the Customer. This activity includes packing, sealing and labeling Customer shipments using Customer-provided shipping materials, following Customer’s instructions, and notifying carriers for pickup, if requested. This activity is complete when the shipment has been picked up by specified carrier.
162.10	Shipments weighing less than 40 lbs	*	*
162.20	Shipments weighing more than 40 lbs or for which the weight is unknown. Customer must provide 24-hour advance notice for shipments over 40 lbs and shipping instructions including preferred shippers, account numbers and reference numbers (and Maintenance Agreements Numbers, if applicable).	*	*
163.10	Remove items from the Data Center Space secure holding area and deliver to the Customer Space.	*	*

Infrastructure Services

Item	Description	Rate per Hour
200.00	Perform diagnostics
200.10	Assist the Customer with performing diagnostic tests or scripted instructions on infrastructures, using Customer-provided written instructions. This task is completed when the test ends and/or the final scripted instruction is executed. It is recommended that pertinent documentation be included in the Notes section of the Service Request Tool. The Customer is responsible for providing necessary materials. IBM will install Customer-provided spare parts and perform hardware support only on components designated as “Customer Set-Up” components as needed for diagnostics	*	*
210.00	Perform LAN design
210.10	Assist the Customer with LAN IDF/MDF and cable management design; the design of intermediate or main distribution frame and equipment layouts/space plans and cable interconnectivity, to include floor plans, rack elevations, cut sheets, patch panel labeling conventions, and material specifications. Customer provides Customer equipment data including ANSI/TIA/EIA standard preferences. The Customer is responsible for providing the necessary materials	*	*

**	This material was omitted pursuant to a request for confidential treatment and was separately filed with the SEC on August 3, 2011.

220.00	Perform cabling design and installation
220.10	Assist the Customer with inter-rack cabling in the Customer Space. As requested by the Customer, this activity may include writing and documenting specifications, bills of materials and plans for the purpose of the meeting the Customer’s specified requirements. IBM will coordinate the installation of an inter-rack cabling.	*	*
230.00

Server troubleshooting.

Assist the Customer and its vendor(s) with fixing hardware problems by performing tasks as requested by the Customer, such as moving equipment, placing phone calls on behalf of the Customer, relaying messages, providing extra sets of hands to assist with hardware changes, perform visible checks on equipment and report findings in writing or via phone messages. The Customer will provide the required resources, tools, and ensure licenses are in place prior to requesting IBM to perform this activity. The Customer is responsible for providing materials. IBM will install Customer-provided spare parts and perform hardware support only on components designated as “Customer Set-Up” components as needed for troubleshooting.

230.10	Remove or reseat/insert swappable hard drives	*	*
230.30	Operating System (OS) builds using Customer-provided image	*	*
230.40☐	Pull plug and reseat plug or network/electrical, KVM	*	*
240.00	Apply operating system (OS) patch
240.10	Assist the Customer with applying Customer supplied operating systems patch updates Under specific Customer direction, operating system patch updates will be applied from the local console. Customer must provide required access protocols and change management approval for each upgrade session requested. This service is completed when the patch update session is ended.	*	*
250.00	Cable patching
250.10

Install patch cable within same cabinet/rack.

Patch cables will be installed from one location within the Customer-dedicated equipment cabinet/rack to another location within the same Customer-dedicated equipment cabinet/rack. This activity includes installing the Customer-provided patch cables in the Customer-dedicated equipment cabinet/rack, labeling patch cables within the Customer Space, connecting the patch cables according to Customer instruction and assisting the Customer with testing and validating the connection. IBM will provide the necessary tools to facilitate installation of the labels and install the labels according to Customer instructions. The Customer must provide the specific location for the installation of the patch cables, provide all the required patch cable materials, provide the labeling materials, and provide all specialist expertise, equipment and tools. The Customer is responsible for providing materials.

		*	*

**	This material was omitted pursuant to a request for confidential treatment and was separately filed with the SEC on August 3, 2011.

250.20

Install patch cable between two cabinet/racks.

Patch cables will be installed from one Customer-dedicated equipment cabinet/rack to another dedicated equipment cabinet/rack within the same Customer Space. This activity includes installing the Customer-provided patch cables, labeling the patch cables within the Customer Space, connecting the patch cables according to Customer instructions and assisting the Customer with testing and validating the connection. The Customer must provide the specific location for the installation of the patch cables, provide all the required patch cable materials, provide the labeling materials, and provide all specialist expertise, equipment and tools. The Customer is responsible for providing materials

		*	*
260.00

Media handling

These services generally include:

Monitoring a device or screen for mount/dismount requests and/or at the Customer’s direction, recalling media from the Customer’s media vendor; unpacking of media shipments from media storage vendor; placing the media in the Customer’s on-site secure storage as applicable; locating the correct quantity of media and/or the specific media required; mounting/dismounting the media; packing and shipping of media as directed in Customer-provided f.o.b. / prepaid shipping containers to the Customer’s off site media storage vendor; and assisting the Customer with troubleshooting and resolving jammed media situations. Customer must provide both sufficient quantities of recordable media (if required) and all necessary recorded media, off-site storage or vaulting vendor contact and Customer identification (Customer number, contract id, etc.) information, specific scripts or written directions for tape handling activity (for example, instructions on sequence for reloads, external physical labeling of tapes with Customer-provided labels). These services do not include any activity regarding the content of the media or the quality of the recording thereon.

260.10	Pack/ship, receive/unpack media to/from Customer specified vendors	*	*
260.20	Retrieve Customer specified media and restore to devices as instructed	*	*
260.30	Assist with resolution of media jams	*	*
270.00	Inventory Management
270.10	Perform inventory database management task. Provide the Customer with inventory information as specifically requested, or to make change to equipment inventory database, as directed by Customer, for both installed and non-installed equipment. Any naming conventions used must be developed by the Customer. Only data that is clearly visible on the outside (excluding the bottom) of the equipment is eligible for inclusion in the database or on a report. This task is complete when this report or database is submitted electronically to the Customer.	*	*

**	This material was omitted pursuant to a request for confidential treatment and was separately filed with the SEC on August 3, 2011.

Installations, Moves, Adds and Changes Services

Item	Description	Rate per Hour
300.00

Installations, moves, adds, changes

Installation activities include unpacking of shipped or stored components; verifying components against a list of required components and/or packing lists; reviewing any special instructions for installation; installing any optional equipment such as memory or hard drives; mounting server into the cabinet at specified rack location; connecting power, network and/or video cables; powering up and verifying server operation and connectivity; entering commands at Customer’s direction; loading provided operating system and/or software at Customer’s direction; assisting with additional tests as requested; adding equipment into inventory database; and disposing of packing material.

De-installation services include entering commands at Customer’s direction to acquiesce active processes; following supplied shutdown procedures; powering off server; disconnecting all cables; removing server from cabinet; de-installing any optional equipment such as memory or hard drives; removing server and other optional equipment from inventory listing and/or database; and repacking all equipment and cables, as instructed, in Customer-provided packaging.

301.00	Install standard server or storage device
301.10	Install a standard server or storage device 1-3 Rack Units (“U”) in size	*	*
301.20	Install a standard server or storage device 4U or larger in size	*	*
310.00	Uninstall standard server or storage device
310.10	De-install a standard server 1U – 3U in size	*	*
310.20	De-install a standard server 4U or larger in size	*	*
320.00	Relocate standard server or storage device
320.10	Relocate a standard server 1U – 3U in size	*	*
320.20	Relocate a standard server 4U or larger in size	*	*
320.30	Install generic device (such as Modem, PC)	*	*
330.00	Install router/switch/firewall or SAN director
330.10	Install a unit 1U – 3U in size	*	*
330.20	Install a unit 4U or larger in size	*	*

**	This material was omitted pursuant to a request for confidential treatment and was separately filed with the SEC on August 3, 2011.

Rack Services

Item	Description	Rate per Hour
400.00	Data center layout and design
400.10

Perform data center layout and design

May include floor plan and cabinet elevation views for the Customer Space within the Data Center. Customer must provide desired format, entire listing of equipment and cabinets to be included, and power plug type (if existing). This activity is complete when the requested documents are submitted electronically to the Customer.

		*	*
410.00	Detail resource planning
410.10

Perform patch panel and power outlet planning

Includes the planning for the power outlet and the patch panel port assignments associated with installation, move, add or change (IMAC) activity. Customer must specify desired format, provide entire listing of equipment and cabinets to be included, and power plug type (if existing). This activity is complete when the requested document is submitted electronically to the Customer.

		*	*
410.20

Perform electrical, mechanical and port density management for Customer Space. Provide models of the Customer Space using electrical, mechanical and port density calculations, capacity and utilization metrics for the purpose of optimizing the use of the Customer Space. Reporting may be in .doc, .xls, .dwg and .pdf formats and may include, for additional cost, a Computational Fluid Dynamics Model (CFD) of the space. The Customer will provide rack-level density targets, which may vary for individual racks and will identify the specific rack unit and port assignments to be included, as well as those rack units and ports which are on hold’ for future equipment. Additional support, such as CFD Modeling, may be required and performed for an additional charge.

This is in addition to the services offered in Proximity Services, section 120.10, that includes detailing of the interior of the cabinet/rack and provides a detailed elevation plan.

		*	*
410.30

Provide capacity and utilization reports for Customer racks

The purpose of this activity is to provide the Customer an electronic report of: a) total capacity; b) quantity in use; and c) quantity available for rack units, rack power capacity, power outlets and network ports. The report will be in .xls format. The Customer must identify the specific rack unit and port assignments to be included in the report as well as those rack units and ports which are ‘on hold’ for future equipment.

		*	*
420.00	Coordinate cabinet ordering and installation

**	This material was omitted pursuant to a request for confidential treatment and was separately filed with the SEC on August 3, 2011.

420.10

Coordinate provisioning and installation of Customer-provided cabinets

Assist the Customer with provisioning and/or installing Customer-provided cabinets. As directed by the Customer, this activity may include writing and documenting specifications, creating bills of materials and plans for the Customer to place orders for cabinets. If needed, IBM will coordinate the installation of the custom cabinets/enclosures by placing in service the power outlet PDUs, leveling and locking the enclosure and coordinating the installation of the electrical ground wire to the signal reference grid or ground bus. Customer must provide an overall project plan for this activity, Procurement of the cabinets is the Customer’s responsibility. Cabling and network design by IBM are not included in this activity. Some tasks, such as ground wire installation, will be performed for an additional charge.

**
430.00☐	Coordinate cabinet installation
430.10

Coordinate installation of Customer-provided cabinets

IBM will coordinate activities needed to install the Customer-provided cabinets. The installation will include placing in to service the power outlet PDU, leveling and locking the enclosure and coordinating the installation of the electrical ground wire to the signal reference grid or ground bus.

Some tasks, such as ground wire installation, will be performed for an additional charge.

Customer must provide an overall project plan for this activity, and labeling any existing network cables and network connections prior to relocation.

**
440.00	Coordinate installation of power circuits
440.10

Coordinate the installation of power circuits

IBM will coordinate the installation of the electrical circuit and provide the circuit ID, breaker sizes and connector types into the Customer Space as requested.

**

**	This material was omitted pursuant to a request for confidential treatment and was separately filed with the SEC on August 3, 2011.